                                                                   EXHIBIT 10.32


                                       SOFTWARE CONSULTING AGREEMENT dated
                                       December 31, 1997 between Spatial
                                       Technology Inc., a Delaware corporation
                                       ("STI") and Three-Space Limited, a
                                       limited company organized under the laws of England ("TSL").



         WHEREAS, TSL is engaged in the business of designing, developing and producing software;

         WHEREAS, STI is engaged in the business of designing, developing and producing software for geometric modeling for a variety of applications (the "ACIS Software");

         WHEREAS, STI and TSL are parties to that certain Development Agreement dated June 26, 1987 pursuant to TSL developed software and technology for STI and retained certain rights to such software and technology (the "Retained Rights");

         WHEREAS, STI and TSL are concurrently entering into a Technology Purchase Agreement pursuant to which TSL is transferring all of its Retained Rights to STI; and

         WHEREAS, TSL has agreed to enter into this new development agreement providing that STI is the sole owner of all software and technology developed by TSL pursuant to the agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, STI and TSL agree as follows:

                                   ARTICLE I

                                 DEFINITIONS

As used herein:

         1.1 ACIS SOFTWARE shall mean STI's proprietary 3D modeling engine and software development tools, including proprietary husks and other components, each in their most recent versions.

         1.2 CODE shall mean the source code and the object code for the Software and/or ACIS Software or any component thereof.

         1.3 FORCE MAJEURE shall mean a strike, walk-out, other labor dispute, act of God, failure of power, riot, insurrection, act of government or similar event beyond the control of TSL, which prevents TSL from performing its obligations under this Agreement or the disability or demise of Alan Grayer or Ian Braid which prevents him from rendering services pursuant hereto.



                                     1.

         1.4 TERM shall mean the period commencing with the date of this Agreement and continuing perpetually through until termination pursuant to
Section 7.1.

         1.5 INTELLECTUAL PROPERTY RIGHTS shall mean all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, proprietary processes and formulae, applications for patents, trademarks and copyrights, and other industrial and intellectual property rights.

         1.6 PAYMENTS shall have the meaning ascribed to such term in Section
3.1 hereof.

         1.7 SOFTWARE shall have the meaning set forth in Section 2.1 hereof.


                                 ARTICLE II

                             DEVELOPMENT OF SOFTWARE

         2.1 ENGAGEMENT. STI hereby engages TSL to provide the services of Alan Grayer and Ian Braid ("Design Services") for the design, development, production, enhancement and debugging of geometric modeling software and components (the "Software") as the Company may from time to time request. In addition, TSL will make Charles Lang available for the testing of the Software and to assist STI or its subsidiaries in marketing and distributing ACIS Software and its related components. Representatives of STI and TSL shall conduct periodic meetings (in person or by teleconference) to establish the specifications of the Software to be developed and to establish goals, objectives and budgets, as appropriate.

         2.2 REQUIRED MAN-MONTHS. TSL shall provide an aggregate of 1.8 Man-Months of services per calendar month pursuant to this Agreement, at least
1.4 Man-Months of which shall be Design Services. The parties will negotiate in good faith from time to time modification to the number of Man-Months to be provided pursuant to this Agreement.

         2.3 OWNERSHIP; LIMITED-USE LICENSE GRANT

             (a) STI will own all right, title and interest to and in the Software and documentation, including but not limited to all Intellectual Property Rights therein. TSL shall, at any time and from time to time following execution and delivery of this Agreement, upon the request of STI, execute, acknowledge, and deliver, and cause to be executed, acknowledged, or delivered, all such further acts, deeds, endorsements, assignments, transactions, conveyances or assurances as may be required to confirm or effectuate the foregoing.

             (b) ENFORCEMENT OF RIGHTS. Without limiting the generality of the foregoing, TSL shall assist STI in every proper way to obtain and from time to time enforce the Intellectual Property Rights in any and all jurisdictions reasonably requested by STI and to that end will execute all documents for use in applying for and obtaining such Intellectual Property Rights and enforcing such Intellectual Property Rights, as STI may reasonably deem appropriate. STI shall reimburse TSL for all costs incurred by TSL at STI's request in connection with the enforcement of its rights under Sections 2.3(a) and 2.3(b).


                                       2.

             (c) LICENSES FROM STI TO TSL.

                 (i) LIMITED LICENSE TO ACIS. During the term of this Agreement and any extension hereof STI hereby grants to TSL, a non-exclusive, royalty-free, worldwide, non-transferable license, without any right to sub-license or distribute, to use and modify STI's ACIS Software for the sole purpose of providing the Design Services described herein. This ACIS Software license shall terminate upon termination of this Agreement.

                 (ii) LIMITED LICENSE TO DEVELOPED SOFTWARE. STI hereby grants to TSL a perpetual, non-exclusive, royalty-free, worldwide, non-transferable license, without any right to sub-license or distribute, to use and modify, for non-commercial purposes only, the Code that was specifically and exclusively developed by TSL pursuant to this Agreement or the Prior Development Agreement.


                                   ARTICLE III

                                    PAYMENTS

         3.1 CONSULTING SERVICES.

             (a) CONSULTING FEE. As consideration for the services hereunder, STI shall pay to TSL, subject to the conditions hereinafter set forth, 10,625 British pounds per Man-Month of services for each month commencing with January 1, 1998, no later than fifteen (15) days after the beginning of each month.

             (b) CPI ADJUSTMENT. On May 1, 1998 and each anniversary thereafter, the consulting fee base rate of 10,625 (pound sterling) shall be amended as follows:

                 (i) Base index for the United Kingdom, Retail Price Index as of January 1997 shall be B(O).

                 (ii) Annual reference rate of the United Kingdom, Retail Price Index for subsequent years using the January index for each year shall be B(T).

                 (iii) The rate of increase in the monthly consulting man rate becomes:

                                            B(T) = R
                                           ------
                                            B(O)


                 (iv) The new consulting man month rate = Base Rate
(10,625) X R

                 (v) However, for each year R shall not be less than zero percent nor exceed 7.5% in any one year; provided that in the event the R is greater than 7.5% per year, then the parties shall mutually agree on the rate of increase.


                                       3.

         3.2 TRAVEL EXPENSES. STI shall reimburse the reasonable travel expenses of TSL upon presentation of proper documentation in accordance with STI standard reimbursement policies; provided that, STI shall not be required to reimburse travel expenses in excess of $1,000 in the aggregate for any trip not approved by STI in advance.

         3.3 FORM, MANNER OF PAYMENT. Each Payment hereunder shall be made in British Sterling, by delivery of a check payable to the order of TSL or wire transfer of funds to an account designated by TSL prior to the date such payment is due or reimbursement is made.

         3.4 PURCHASE OF EQUIPMENT AND/OR SOFTWARE. Upon request by TSL, STI shall purchase for use by TSL such equipment and/or software as STI, in its sole and exclusive discretion, determines is necessary for the performance of the services hereunder. Such equipment will remain the property of STI.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF TSL

         TSL hereby represents and warrants to STI as follows:

         4.1 AUTHORITY. TSL is a limited company duly incorporated and validly existing under the laws of England and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         4.2 NO CONFLICT. The performance by TSL of this Agreement, and the employment by TSL of any person for purposes set forth herein, does not and will not violate any agreement of TSL or the employees and other persons engaged by TSL to provide services hereunder with any third party or infringe upon the rights (including, but not limited to, any patent, copyright, trade secret or other proprietary rights) of any other person.

         4.3 RESOURCES. TSL possesses (or will possess) financial and organizational capabilities and resources to perform its other obligations hereunder and there exists no condition, fact or circumstance known to TSL which could reasonably be expected to impair the ability of TSL to perform its obligations hereunder.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF STI

         STI hereby represents and warrants to TSL as follows:

         5.1 AUTHORITY. STI is a corporation duly incorporated and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

         5.2 NO CONFLICT. The performance by STI of this Agreement does not and will not violate any agreement of STI with any third party, or, to the best knowledge of STI, infringe upon the rights of any other person.



                                       4.

                                   ARTICLE VI

                           ADDITIONAL COVENANTS OF TSL

          6.1 ACCESS. During the term of this Agreement, including renewals thereof, TSL will (i) afford to STI, its employees and authorized representatives, at all reasonable times, reasonable access to, and the right to inspect and copy, books, records, worksheets and other documentation relating to the Software and reasonable access to all employees of TSL, and reasonable access to the properties of TSL for all reasonable purposes (including, but not limited to, verification of actual expenses, staffing and progress reports and monitoring, reviewing and inspecting the progress of the development efforts);
(ii) cause each of its employees engaged in the development of the Software to be available during reasonable business hours for telephones and in-person conferences at the reasonable request of STI.

         6.2 CONFIDENTIALITY. TSL agrees as follows:

             (a) during the term of this Agreement, and at all times thereafter, it shall, and shall take all such steps as may be reasonably necessary to ensure that at all times all employees or consultants of TSL shall, safeguard and strictly maintain the secrecy and confidentiality of and the proprietary rights to the proprietary information of STI, including, but not limited to the proprietary rights contained in the Software. This obligation shall survive the expiration or termination of this Agreement under any and all circumstances.

             (b) during the term of this agreement, and at all times thereafter, it shall safeguard and strictly maintain the secrecy and confidentiality of the Code and any other software or technology provided by STI or its vendors to TSL. TSL shall take all such steps as may reasonably be necessary to ensure that all employees or consultants of TSL shall safeguard and strictly maintain the secrecy and confidentiality of the Code provided, however, that:

                 (i) without limiting the generality of the foregoing Information referred to in clause (a) and (b) above (collectively, the "Confidential Information") shall include, but not be limited to, the sequence of developments specified by STI; and

                 (ii) nothing in this Section 6.2 shall be construed to restrict the disclosure of information which (aa) is publicly known through no fault of such party, (bb) is lawfully received by a party from a third party not bound in a confidential relationship to STI, or (cc) is required by law to be disclosed by such party.

                 The obligations of confidentiality of TSL set forth in this
Section 6.2 shall survive the expiration or termination of this Agreement under any and all circumstances.

         6.3 NON-COMPETITION.

             (a) COVENANT. During the Term TSL will not, and will use its best efforts to ensure that no employee or consultant of TSL will, sell, license or market any software product with geometric modeling applications, any software which is substantially similar in functionality to, or which is substantially a subset of or superset containing, the Software or the ACIS Software, or (ii) documentation for such software.



                                       5.

             (b) ENFORCEMENT. The provisions set forth in this Section 6.3 are considered by the parties hereto to be reasonable for the purpose of protecting the business of STI. However, if such restrictions are found by any court having jurisdiction to be unreasonable because they are too broad, then such restrictions shall nevertheless remain effective, but shall be considered amended as to such protected business, time or area (or any one of them, as the case may be) as may be considered reasonable by such court, and as so amended shall be enforced.

         6.4 AGREEMENTS FOR EMPLOYEES. Each person performing services hereunder shall execute a competition, proprietary rights and assignment of inventions agreement with TSL incorporating the terms relating to non-competition, confidentiality, proprietary rights and ownership provided in this Agreement, in form reasonably satisfactory to STI. TSL further agrees that, during the term of this Agreement, including any renewals thereof, it shall at no time approach or solicit any of the employees of STI to attempt to induce any such employee to terminate his employment with STI and begin employment by TSL or any affiliate of TSL.

         STI agrees that, during the term of this Agreement, including any renewals thereof, it shall at no time approach or solicit any of the employees of TSL to attempt to induce any such employee to terminate his employment with TSL and begin employment by STI or any affiliate of STI.

         6.5 DELIVERY OF DOCUMENTATION UPON EXPIRATION OF AGREEMENT. In the event of the expiration or termination of this Agreement for any reason, TSL will deliver to STI copies of all documents, notes, drawings, specifications, computer programs, data and other materials of any nature pertaining to the Code or any confidential information of STI.

         6.6 INDEMNIFICATION OF STI FOR INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

             (a) INDEMNIFICATION. TSL agrees to hold STI harmless from and against any claim or liability for infringement of any Intellectual Property Rights of any third party whatsoever associated with the use of those components of the Software developed by TSL under the terms of this Agreement or of any product embodying or derived from those components of the Software developed by TSL under the terms of this Agreement except to the extent that such liability arises as a direct result of infringement by STI of the rights of third parties in connection with the development by STI of components of the Software or ACIS Software. In the event of any action, suit, proceeding or claim relating to the foregoing, TSL shall give STI prompt written notice thereof, and TSL shall have the right and option to control the defense thereof; provided however, that TSL shall not agree to the terms of any settlement of any such action, suit, proceeding or claim without the prior written consent of STI which consent will not be unreasonably withheld.

             (b) LIMITATION OF LIABILITY.

                 (i) TSL does not warrant that the Software is suitable for the purposes of any third party utilizing the Software and STI hereby covenants to indemnify TSL against all or any claim, loss, damages or costs made against or incurred by TSL in connection with any


                                       6.

claim by any third party arising from the use or sale of any product or equipment incorporating the Software, save to the extent that such claim arises from the gross negligence of TSL or by reason of any material breach by TSL of the warranty contained in Section 4.1 or 4.2.

                 (ii) Save as expressly provided in this Agreement, TSL shall be under no liability whatsoever to STI (including without prejudice to the generality of the foregoing any liability in tort or for consequential damage or loss of any kind) for any defect in failure of or unsuitability for any purpose of the Software or any parts thereof and STI hereby accepts the rights conferred on it by this Agreement in lieu of any other warranty, condition or liability imposed by common law statute or otherwise relating to the quality or performance of the Software, with respect to such third party claims; provided, however, that nothing contained in this Agreement shall exclude or limit or purport to exclude or limit the liability of TSL in respect of any death or personal injury caused by the gross negligence of TSL.


                                  ARTICLE VII

                          TERMINATION OF THE AGREEMENT

         7.1 TERMINATION.

             (a) BY STI. This Agreement may be terminated by STI, by written notification from STI to TSL, in any of the following events:

                 (i) TSL materially breaches any of its obligations under this Agreement and, if such breach is curable, TSL has not cured such breach within thirty (30) days following written notice thereof by STI;

                 (ii) a condition of Force Majeure shall continue to exist for a period in excess of 60 days;

                 (iii) an order, judgment or decree is entered adjudicating TSL bankrupt or insolvent; or TSL shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any Jurisdiction, domestic or foreign, now or hereafter existing or TSL shall apply for a reorganization custodian or trustee of it or for all or a significant part of its property (save in the case of a solvent reorganization or reconstruction); or TSL shall make an assignment for the benefit of creditors; or shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or TSL shall take any action indicating its consent to, approval of, o. acquiescence in, or in furtherance of, any of the foregoing; or

                 (iv) any case, proceeding or other action against TSL shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, custodian or trustee of TSL or for all or a substantial part of their



                                       7.

respective properties shall be appointed; or a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of TSL; and in each such case such condition shall continue for a period of 60 days undismissed, undischarged or unbonded.

                 (v) The occurrence of any condition, event or act which, with or without notice or lapse of time or both, could constitute a material breach of the representations and warranties set forth in Article IV hereof or Ian Braid, Charles Lang or Alan Grayer shall no longer remain employed by TSL otherwise than by reason of their disability or demise and rendering services in connection with the services being performed by TSL for STI hereunder.

             (b) BY TSL. This Agreement may be terminated by TSL, by written notification from TSL to STI, in any of the following events:

                 (i) STI materially breaches any of its obligations under
Article III of this Agreement and, if such breach is curable, STI has not cured such breach within thirty (30) days following written notice thereof by TSL;

                 (ii) an order, judgment or decree is entered adjudicating STI bankrupt or insolvent; or STI shall commence any case, proceeding or other action relating to it in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or for any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any Jurisdiction, domestic or foreign, now or hereafter existing (save in the case of a solvent reorganization or reconstruction); or STI shall apply for a receiver, custodian or trustee of it or for all or a substantial part of its property; or STI shall make an assignment for the benefit of creditors; or STI shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or STI shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; or

                 (iii) any case, proceeding or other action against STI shall be commenced in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts, or any other relief, under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or a receiver, custodian or trustee of TSL or for all or a substantial part of their respective properties shall be appointed; or a warrant of attachment, execution or distraint, or similar process, shall be issued against any substantial part of the property of STI; and in each such case such condition shall continue for a period of 60 days undismissed, undischarged or unbonded.

                 (iv) STI shall sell all or substantially all of its assets or all right, title and interest to the ACIS Software to a third party, or STI shall enter into a merger, consolidation or reorganization pursuant to which the stockholders immediately before the transaction own less than 50% of the outstanding common stock immediately following such transaction; provided that, TSL shall provide STI with one year's advanced written notice prior to such termination.



                                       8.

             (c) BY TSL OR STI. Either party may terminate this agreement for convenience, with or without cause, by providing the other party advanced written notice not less than two years prior to termination.

         7.2 SUSPENSION. Notwithstanding anything in this Article VIII to the contrary, in the event of a condition of Force Majeure, TSL may suspend the development of the Software and STI may suspend any scheduled Payments, for any period during which the condition of Force Majeure shall continue to exist. TSL shall use its best efforts to reduce or eliminate the effects of such Force Majeure. Immediately upon the termination of the condition of such Force Majeure, the development of the Software shall recommence.

         7.3 EFFECT OF TERMINATION. In the event of termination pursuant to
Section 7.1(a) or (b) or upon the expiry of notice under Section 7.1(c), the development of the Software shall forthwith cease and terminate and, the obligations of STI hereunder shall immediately cease and terminate; provided, however, that STI shall continue to remain responsible for any accrued unpaid Payments pursuant to Article III hereof, and that Sections 6.2, 6.3, 6.6 and
Article 8 hereof shall in any event survive such termination. All other agreements and covenants of the parties hereto contained herein shall survive or terminate (as the case may be) in accordance with their respective terms. Termination pursuant to Section 7 hereof shall not prejudice the rights of the parties in respect of a breach of this Agreement prior to such termination. The rights and remedies of the parties hereto under this Agreement are cumulative and not exclusive of any rights or remedies which such parties would otherwise have.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         8.2 JURISDICTION. Each of TSL and STI hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of the State of New York located in the City of New York, in any action, suit or proceeding arising in connection with this Agreement, and irrevocably waives any objection which it may now or hereafter have to the laying of venue or to the jurisdiction of any such court in any such action, suit or proceeding.

         8.3 NO WAIVER. A failure of either party to require performance by the other party of any obligation hereunder shall not affect its right to require such performance thereafter. The waiver by either party of a breach by the other party of any provision hereof shall not be construed as a waiver of any succeeding breach of such provision or of the provision itself.

         8.4 SUCCESSORS AND ASSIGNS. Subject to the provisions of this Section 8.4, this Agreement shall bind and inure to the benefit of TSL and STI, and the successors of STI by reorganization, merger, consolidation or otherwise, and any assignee of all or substantially all of the business and properties of STI. Neither this Agreement nor any rights or benefits hereunder



                                       9.

may be assigned by TSL without the prior written consent of STI (which consent shall not be unreasonably withheld).

         8.5 ENTIRE AGREEMENT. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect thereto, including, without limitation the Development Agreement dated June 26, 1987 between TSL and STI and the letter agreement dated December 31, 1997.

         8.6 NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, duly sent by first class mail, or international courier service, postage prepaid, or transmittal by international telecopy or fax transmission addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                  If to STI, to:

                  Spatial Technology Inc.
                  2425 55th Street, Suite 100
                  Boulder, Colorado 80301
                  Attention:  President
                  Telecopy/Fax:  303-449-0926

                  If to TSL, to:

                  Three-Space Limited
                  70 Castle Street
                  Cambridge CB3 0AJ
                  England
                  Attention:  Charles Lang
                  FAX:  011-44-1223-460268

All such notices, advices and communications shall be deemed to have been received on the date of confirmation thereof by the addressee, or, alternatively, (a) in the case of mailing, on the third business day following the date of such mailing; (b) in the case of delivery by international courier service, on the second business day following the date of delivery to such service, and (d) in the case of telecopy/fax transmission, on the business day next following such transmission.

         8.7 CHANGES. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of TSL and STI.

         8.8 COUNTERPARTS. This Agreement may be executed any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.



                                      10.

         8.9 HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         8.10 NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                                      11.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.


                                       THREE-SPACE LIMITED



                                       By: /s/ CHARLES LANG
                                           ------------------------------------
                                           Name: Charles Lang




                                       SPATIAL TECHNOLOGY INC.



                                       By: /s/ RICHARD SOWAR
                                           ------------------------------------
                                           Name: Richard Sowar, Chief Executive
                                                 Officer



                                      12.